UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 2, 2006

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

Newport International Group, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.	REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

On August 2, 2006, the Company entered into a Customer Technical Support Services Agreement with Circuit City Stores, Inc. pursuant to which Spare Backup is appointing Circuit City as a retail dealer for Spare Backup’s data for archiving software and service. The software will be loaded to end-user computers by Circuit City at the point of sale. The online server-based application encrypts and copies user files to remote storage locations for disaster recovery and other purposes.

Newport paid Circuit City at the initiation of the contract to cover the costs of training, which is expected to involve about 7,500 Circuit City sales associates.

As provided under the agreement, Circuit City will offer a 30-day free trial of Spare Backup to its customers for enrollment. Spare Backup will pay Circuit City a fee for each computer which Circuit City technical staff loads on the customer’s computer. Newport guarantees an activation fee to cover the initial number of computers covered under this agreement. After the 30-day trial period Spare Backup will receive a monthly fee for each customer that activates. Spare Backup’s fee to Circuit City can be adjusted periodically thereafter based on the enrollment experience.

The agreement is for a one-year term subject to renewal upon agreement by both parties.

SECTION 9.	FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.13	Customer Technical Support Services Agreement*

*Portions of this agreement have been omitted and marked with a [_] and separately filed with the Securities and Exchange Commission with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT INTERNATIONAL GROUP, INC.

By:	/s/ Cery Perle
Cery Perle, President and
Chief Executive Officer

DATED:  August 16, 2006